Exhibit 99.1
First Amendment
to
Receiver Agreement
between
EchoStar Technologies L.L.C.
and
Echosphere L.L.C.
     This First Amendment (the “Amendment”) to that certain Receiver Agreement by and between EchoStar Technologies L.L.C. (“ETLLC”) and Echosphere L.L.C. (“Licensee”) dated December 31, 2007 (the “Agreement”) is made as of this 24th day of July 2008 and shall be effective as of January 1, 2008.
     WHEREAS, Licensee and ETLLC desire to amend the Agreement to, among other things, include the purchase and sale of Sling Products and Digital Converter Boxes;
     NOW THEREFORE, in consideration of these premises and the mutual undertakings herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ETLLC and Licensee intending to be legally bound, hereby agree to amend the Agreement as follows:
1.	Definitions.

A. The following definition is hereby deleted and replaced with:

“OEM Product” means: (i) a Digital Satellite Receiver that: (a) is manufactured by or on behalf of ETLLC; (b) is branded with an Approved OEM Brand Name; (c) is designed to be compatible only with the DISH Network; and (d) after being equipped with a Smart Card is designed to be unable to receive, decode or descramble signals transmitted by satellite transponders that are not owned, leased, or controlled by Licensee or an Affiliate of Licensee; (ii) a Sling Product; or (iii) a Digital Converter Box. For clarity and the avoidance of doubt, a Digital Satellite Receiver which is specifically designed for a third party other than Licensee or an Affiliate of Licensee shall not be considered an OEM Product.

B. The following definitions are hereby added:

“Digital Converter Box” means a digital-to-analog converter box manufactured by or on behalf of ETLLC including without limitation the “TR-40” digital converter box and the “TR-50” digital converter box.

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“Sling Product” means the products made generally available by Sling Media, Inc. and its subsidiaries.
2.	Authorization; Territory. Section 2.2 is hereby deleted in its entirety and replaced with the following:
Authorization; Territory. Licensee shall be authorized to resell Sling Products and Digital Converter Boxes within the Territory and Digital Satellite Receivers within the Territory solely to: (i) retailers, distributors, installers and end users of the DISH Network; and (ii) solely for use in conjunction with the DISH Network in the Territory. Licensee agrees that it shall not sell any OEM Product to: (a) any person or entity other than those authorized in clauses (i) and (ii) of the preceding sentence; (b) any person or entity who Licensee knows or has reason to know intends to use it, or resell it for use, in Canada or at any other location outside of the Territory; or (c) any person or entity who Licensee knows or has reason to know intends to use such Digital Satellite Receiver, or resell such Digital Satellite Receiver for use, in conjunction with a DBS service other than the DISH Network.
3.	Identical Products. Section 2.5 is hereby deleted in its entirety and replaced with the following:

Identical Products. All OEM Products other than Sling Products and Digital Converter Boxes delivered hereunder to Licensee shall be identical in functionality and technical specifications to DISH Systems, and shall be identical in appearance to the DISH Systems except for the placement of Approved OEM Brand Names on OEM Products pursuant to Section 2.3 above, as otherwise expressly provided herein and as otherwise mutually agreed by the parties in writing.

4.	Freedom of Action. The last sentence of Section 2.6 is hereby deleted in its entirety and replaced with the following:

ETLLC agrees that it shall not directly sell any OEM Product except for Sling Products or Digital Converter Boxes to any person or entity other than Licensee.

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6.	Intellectual Property Indemnity.
a.	General Indemnity By Licensee. Section 13.1.1 is hereby deleted in its entirety and replaced with:

13.1.1 By Licensee. In addition to the intellectual property indemnity in Section 13.2.1 below, Licensee shall defend, indemnify and hold ETLLC and its Affiliates, and any and all of its and their respective officers, directors,

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shareholders, employees, agents and representatives, and any and all of its and their assigns, successors, heirs and legal representatives (collectively the “ETLLC Group”), harmless from and against any and all claims, demands, litigation, settlements, judgments, damages, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by the ETLLC Group arising directly out of: (i) a breach or default of any obligation, representation, warranty or covenant of Licensee hereunder; (ii) manufacture and sale to Licensee of OEM Products bearing, or use by ETLLC or an Affiliate of, any Approved OEM Brand Name on or in connection with the OEM Products as provided in this Agreement; and (iii) any claims of third parties otherwise arising out of or in connection with the marketing, promotion, sale and distribution of OEM Products by Licensee.

b.	By Licensee. Section 13.2.1 is hereby deleted in its entirety and replaced with:

(a) Licensee, at its own expense, shall defend any suit brought against ETLLC insofar as based upon a claim that: (a) the OEM Product(s), as such, directly infringes any third party trademark, trade name or service mark (“Third Party Mark”) due to any trademark, trade name or service mark affixed to the OEM Products at Licensee’s request; or (b) the Digital Converter Box(es), as such, directly infringes any third party patent, copyright, trademark, service mark, trade secret, mask work or other intellectual or industrial property right (“Third Party Intellectual Property”) (other than Third Party Intellectual Property incorporated into a Digital Converter Box by ETLLC for which ***), and Licensee shall indemnify ETLLC against any final award of damages or costs in such suit. This indemnity is conditional upon ETLLC giving Licensee prompt notice in writing of any suit for such infringement, full authority at Licensee’s option to settle or conduct the defense thereof and full assistance and cooperation in said defense.

(b) No cost or expense shall be incurred on behalf of Licensee without its written consent.

(c) Except as otherwise agreed to by the parties, Licensee’s liability under Section 13.2.1(b) shall be limited to US $2,500,000.00 per occurrence or US $5,000,000.00 in the aggregate.

(d) The foregoing states the entire liability of Licensee in connection with infringement of: (i) a Third Party Mark by an OEM Product; or (ii) any Third Party Intellectual Property by a Digital Converter Box, and except as stated in this clause, Licensee will not be liable for any loss or damage of whatever kind (including in particular any incidental, indirect, special or consequential damage) suffered by ETLLC in respect of the infringement of any Third Party Intellectual Property by an OEM Product.

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c.	By ETLLC. Section 13.2.2 (a) is hereby deleted in its entirety and replaced with:

(a) Except as otherwise agreed to by the parties, ETLLC, at its own expense, shall defend any suit brought against Licensee insofar as based upon a claim that an OEM Product or any Accessory thereto directly infringes (excluding any claims for which Licensee has an indemnity obligation pursuant to Section 13.2.1(a)) any Third Party Intellectual Property and shall indemnify Licensee against any final award of damages or costs in such suit. This indemnity is conditional upon Licensee giving ETLLC prompt notice in writing of any suit for such infringement, full authority at ETLLC option to settle or conduct the defense thereof and full assistance and cooperation in said defense.
6.	No Other Amendment. Except as expressly set forth herein, all of the terms and conditions of the Agreement shall remain in full force and effect, without any change whatsoever.

7.	Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same instrument. Facsimile signatures shall be deemed originals.

8.	Capitalized Terms. Capitalized terms used herein, but not otherwise defined, shall have the meaning ascribed to them in the Agreement.

9.	Conflict. In the event there is any conflict between the terms and conditions of this Amendment and the terms and conditions of the Agreement, the terms and conditions of this Amendment will prevail.

10.	Entire Agreement. The Agreement, including any Exhibits or Attachments to the Agreement, and this Amendment constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, oral or written, between the Parties concerning the subject matter hereof. No modification or amendment of the terms of the Agreement or this Amendment shall be effective except by a writing executed by both Parties.
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     IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Amendment as of the 24th day of July 2008.

ECHOSTAR TECHNOLOGIES L.L.C.
By:
Name:
Title:

ECHOSPHERE L.L.C.
By:
Name:
Title:

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